Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

___________, 2015

Gabelli Funds, LLC
One Corporate Center
Rye, New York 10580-1422

Dear Sir:

            The Gabelli Go Anywhere Trust (the “Fund”), a statutory trust organized under the laws of the state of Delaware, confirms its investment advisory agreement with Gabelli Funds, LLC (the “Adviser”), as follows:

1.  Investment Description; Appointment

The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust, as amended from time to time (the “Declaration of Trust”), and in its Registration Statement on Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”) as from time to time in effect (the “Registration Statement”) and in such manner and to such extent as may from time to time be approved by the Fund’s Board of Trustees.  Copies of the Declaration of Trust and the Registration Statement in their form on the date hereof have been submitted to the Adviser.  The Fund desires to employ and hereby appoints the Adviser to act as its investment adviser and to oversee the administration of all aspects of the Fund’s business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph (b) below.  The Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below.  Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund’s shares.

2.  Services

(a)           Investment Advice.  Subject to the direction and control of the Fund’s Board of Trustees, the Adviser will (i) act in conformity with the Declaration of Trust, the 1940 Act and the Investment Advisers Act of 1940, as the same may from time to time be amended, (ii) manage the Fund’s assets in accordance with the Fund’s investment objective and policies as stated in the Registration Statement, (iii) make investment decisions for the Fund, (iv) exercise all voting rights in respect of the Fund’s assets and (v) place purchase and sale orders on behalf of the Fund.  In rendering those services, the Adviser will provide investment research and supervision of the Fund’s investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets.  In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

(b)           Administration.  The specific services to be provided or arranged for by the Adviser for the Fund are (i) maintaining the Fund’s books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations to the extent not maintained by the Fund’s custodian, transfer agent or dividend disbursing agent; (ii) initiating all money transfers to the Fund’s custodian and from the Fund’s custodian for the payment of the Fund’s expenses, investments, and dividends; (iii) reconciling account information and balances among the Fund’s custodian, transfer agent, dividend disbursing agent and the Adviser; (iv) providing the Fund, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Fund’s needs; (v) preparing, but not paying for, all reports by the Fund to its shareholders and all reports and filings required to maintain registration and qualification of the Fund’s shares under federal and state law including the updating of the Fund’s Registration Statement, when necessary; (vi) supervising the calculation of net asset value of the Fund’s shares; and (vii) preparing notices and agendas for meetings of the Fund’s shareholders and the Fund’s Board of Trustees as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Trustees.

3.  Brokerage

In executing transactions for the Fund and selecting brokers or dealers, the Adviser will seek best execution.  In doing so, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.  In selecting brokers or dealers to execute a particular transaction, the Adviser may consider the brokerage and research services provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion.

4.  Information Provided to the Fund

The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.  Standard of Care

The Adviser shall exercise its professional judgment in rendering the services described in paragraphs 2 and 3 above.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters of which this Agreement relates, provided that nothing in this paragraph shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

6.  Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser, on the first business day of each month, a fee for the previous month at an annual rate equal to a percentage set forth in the fee schedule attached to this agreement as Appendix A of the Fund’s average weekly net assets.  Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  For the purpose of determining fees payable to the Adviser, the Fund’s average weekly net assets shall be determined at the end of each month on the basis of the Fund’s average net assets for each week during the month.  The assets for each weekly period shall be determined by averaging the net assets at the end of a week with the net assets at the end of the prior week.  The value of the Fund’s average weekly net assets shall be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities shall exclude the aggregate liquidation preference of outstanding preferred shares and accumulated dividends, if any, on those shares and the outstanding principal amount of any debt securities the proceeds of which were used for investment purposes, plus accrued and unpaid interest thereon).

7.  Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: underwriting compensation and reimbursements in connection with sales of its securities, expenses for legal and independent accountants’ services, costs of printing proxies, stock certificates and shareholder reports, charges of the custodian, any sub-custodian and transfer and dividend paying agent, expenses in connection with the Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan, Securities and Exchange Commission fees, fees and expenses of Trustees who are not officers or employees of the Adviser or its affiliates, compensation and other expenses of officers and employees of the Fund (including, but not limited to, the Chief Compliance Officer, Vice President and Ombudsman) as approved by the Trustees, accounting and pricing costs, membership fees in trade associations, fidelity bond coverage for the Fund’s officers and employees, Trustees and officers’ errors and  omissions insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, all expenses of computing the Fund’s net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund’s investment portfolios, expenses of qualifying the Fund’s shares for sale in various states, preparation of filings with the Securities and Exchange Commission (including but not limited to Form N-PX, Form N-CSR, Form N-SAR and Form N-Q), the costs of third-party services to monitor and recover class action settlement amounts, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

8.  Services to Other Companies or Accounts

The Fund understands that the Adviser now acts and will continue to act as investment adviser to other investment companies and may act in the future as investment adviser to other investment companies or portfolios, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each and that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates desire to dispose of the same assets, such dispositions will be allocated in a manner believed equitable to each.  The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.  In addition, the Fund understands that the Adviser’s agents will not devote their full time to the discharge of its duties under this Agreement and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.  Indemnity

(a)           The Fund hereby agrees to indemnify the Adviser and each of the Adviser’s Trustees, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (v) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Fund. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

(b)           The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of Trustees of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(c)           All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-party Trustees of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

10.  Use of the Word “Gabelli”

It is understood and agreed that the word “Gabelli” is the Adviser’s property for copyright and other purposes.  The Fund further agrees that the word “Gabelli” in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser for other investment companies, entities or products.  The Fund further agrees that, in the event that the Adviser shall cease to act as an investment adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to one that does not include the word “Gabelli”; provided, however, that the Fund may continue to use such name if the Adviser consents in writing to such use.

11.  Term of Agreement

This Agreement shall become effective, if it has been approved by the Board of Trustees and the sole shareholder or the shareholders of the Fund in accordance with the requirements of the 1940 Act, on the day the Fund commences operations and will continue in effect for two years and thereafter will continue for successive annual periods, provided such continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act. This Agreement is terminable, without penalty, on 60 days written notice by the Fund’s Board of Trustees, by vote of holders of a majority of the Fund’s shares, or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

12.           Amendment

The Adviser and the Fund may amend this Agreement without shareholder approval so long as such amendment does not materially change the advisory relationship between the Adviser and the Fund.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy.

Very truly yours,

THE GABELLI GO ANYWHERE TRUST

By:
Name:
Title:

Agreed to and Accepted:

GABELLI FUNDS, LLC

By:
Name:
Title:

APPENDIX A

FEE SCHEDULE

The following percentage shall apply for the purpose of calculating the Adviser’s fee under section 6 of the Investment Advisory Agreement:

1.00% from the commencement of investment operations by the Fund.

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